Exhibit 99.1

For Information Contact

At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 838-6101	(310) 208-2550

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES

DIRECTOR RETIREMENT

EAST PALO ALTO, Calif. – February 6, 2006 – Greater Bay Bancorp (Nasdaq:GBBK), a $7.1 billion in assets financial services holding company, announced that David Kalkbrenner has retired from the Board of Directors. Mr. Kalkbrenner served on the Board since the Company’s founding in 1996 and previously served as the Company’s President and Chief Executive Officer until his retirement at the end of 2003. He was also the founding President and Chief Executive Officer of Mid-Peninsula Bank, the Company’s wholly owned subsidiary, formed in 1987.

Mr. Kalkbrenner will continue serving the Company as Chairman of the Mid-Peninsula Bank Strategic Development Board. In that capacity, he will assist in business development initiatives, client relationships and promoting the image of the bank in the local community. He will also assist the Company’s Chairman and Chief Executive Officer on corporate matters.

Duncan Matteson, Chairman of the Board, commented, “We are truly grateful for David’s exceptional service to the Company over the past 20 years. While CEO, he led the Company’s successful ‘Ring the Bay’ strategy resulting in the acquisition of 10 community banks, three specialty finance businesses and our platform commercial insurance brokerage firm. We will truly miss David’s valuable contributions as a Board member and colleague but we are very pleased that he has agreed to continue serving in an advisory capacity.”

Mr. Kalkbrenner added, “My years with Greater Bay and Mid-Peninsula Bank have been the most rewarding in my banking career. I was very fortunate to have served this Company and its shareholders during a time when the Company grew from $600 million to $7 billion in assets, and believe the Company is well-positioned, under the leadership of my successor, Byron Scordelis, for a promising future.”

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized lending and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Greater Bay Bancorp Announces Director Retirement

February 6, 2006

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2004, and particularly the discussion of risk factors within such documents.

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